As filed with the Securities and Exchange Commission on August 12, 2015
Registration No. 333-205749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 2
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)

Delaware	5810	47-1941186
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

24 Union Square East, 5th Floor
New York, NY 10003
Telephone: (646) 747-7200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ronald Palmese, Jr., Esq.
Vice President, General Counsel and Secretary
24 Union Square East, 5th Floor
New York, NY 10003
Telephone: (646) 747-7241
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard A. Sobel, Esq. Gregory P. Rodgers, Esq. Ryan K. deFord, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	Daniel J. Bursky, Esq. Andrew B. Barkan, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Telephone: (212) 859-8000 Fax: (212) 859-4000

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") check the following box ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)
Class A common stock, $0.001 par value per share	4,600,000	$68.53	$315,238,000	$36,630.66

(1)	Includes 600,000 shares of Class A common stock that may be sold if the underwriters' option to purchase additional shares granted by the selling stockholders is exercised.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the Class A common stock on August 7, 2015 as reported on the New York Stock Exchange ("NYSE").

(3)	$27,480.00 previously filed.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement is being filed for the purpose of (i) paying additional registration fees and (ii) including an updated auditor’s consent filed herewith as Exhibits 23.1 and 23.2. No changes have been made to the prospectus constituting Part I of the Registration Statement, and, therefore, it has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$36,630.66
FINRA filing fee	47,785.70
Accountants' fees and expenses	240,000.00
Legal fees and expenses	700,000.00
Blue Sky fees and expenses	10,000.00
Transfer agent's fees and expenses	23,100.00
Printing and engraving expenses	50,000.00
Miscellaneous	63,447.10
Total expenses	$1,170,963.46

Item 14. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware ("DGCL") permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
The underwriting agreement to be entered into among us, the selling stockholders and underwriters will contain indemnification and contribution provisions.

Item 15. Recent Sales of Unregistered Securities.
On January 15, 2015, the registrant agreed to issue a single share of common stock, par value $0.01 per share, which was redeemed upon the closing of the IPO, to an officer of the registrant in exchange for $0.01. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.
On February 4, 2015, simultaneously with the consummation of the IPO, the registrant issued to the Original SSE Equity Owners 30,160,694 shares of Class B common stock (and a like amount of LLC Interests). Subsequent to the IPO, the registrant acquired certain entities owned by the Former SSE Equity Owners, by merger, for which the registrant issued to the merger entities 5,968,841 shares of its Class A common stock and canceled 5,968,841 shares of Class B common stock held by the former members of SSE Holdings. The issuances of the Class B common stock and the Class A common stock described in this paragraph were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.
Item 16. Exhibits and Financial Statement Schedules.

(a)    Exhibits.
The exhibit index attached hereto is incorporated herein by reference.
(b)    Financial Statement Schedules.
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of August, 2015.

Shake Shack Inc.

By:	/s/ Randy Garutti
Randy Garutti
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Randy Garutti	Chief Executive Officer and Director	August 12, 2015
Randy Garutti	(Principal Executive Officer)

/s/ Jeff Uttz	Chief Financial Officer	August 12, 2015
Jeff Uttz	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 12, 2015
Daniel Meyer

*	Director	August 12, 2015
Jeff Flug

*	Director	August 12, 2015
Evan Guillemin

*	Director	August 12, 2015
Jenna Lyons

*	Director	August 12, 2015
Jonathan D. Sokoloff

*	Director	August 12, 2015
Robert Vivian

*By:	/s/ Randy Garutti
Randy Garutti
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number			Incorporated by Reference			Filed Herewith
		Exhibit Description	Form	Exhibit	Filing Date
1.1	*	Form of Underwriting Agreement.	S-1/A	1.1	8/10/2015
3.1	*	Amended and Restated Certificate of Incorporation of Shake Shack Inc., effective February 4, 2015.	8-K	3.1	2/10/2015
3.2	*	Amended and Restated Bylaws of Shake Shack Inc., dated February 4, 2015.	8-K	3.2	2/10/2015
4.1	*	Form of Class A Common Stock Certificate.	S-1/A	4.1	1/28/2015
5.1	*	Opinion of Latham & Watkins LLP.	S-1/A	5.1	8/10/2015
10.1	*	Third Amended and Restated Limited Liability Company Agreement of SSE Holdings, LLC, dated February 4, 2015 by and among SSE Holdings, LLC and its Members.	8-K	10.3	2/10/2015
10.2	*	Amended and Restated Management Services Agreement, to be effective as of January 15, 2015, by and between SSE Holdings, LLC and USHG, LLC.	S-1	10.1	12/29/2014
10.3	*	Tax Receivable Agreement, dated February 4, 2015, by and among Shake Shack Inc., SSE Holdings, LLC and each of the Members from time to time party thereto.	8-K	10.1	2/10/2015
10.4	*	Registration Rights Agreement, dated February 4, 2015, by and among Shake Shack Inc. and each other person identified on the schedule of investors attached thereto.	8-K	10.2	2/10/2015
10.5	*	Stockholders Agreement, dated February 4, 2015, by and among Shake Shack Inc., SSE Holdings, LLC, and the persons and entities listed on the schedules attached thereto.	8-K	10.4	2/10/2015
10.6	*	Third Amended and Restated Credit Agreement, dated January 28, 2015, among SSE Holdings, LLC, each other loan party signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.	10-K	10.6	3/27/2015
10.7	*	Second Amended and Restated Security Agreement, entered into as of February 18, 2014 by and among SSE Holdings, LLC, each other loan party signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.	S-1/A	10.6	1/20/2015
10.8	*	Form of Indemnification Agreement entered into between Shake Shack Inc. and each of its directors and officers, effective February 4, 2015.	S-1/A	10.21	1/20/2015
10.9	†*	SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.7	12/29/2014
10.9.1	†*	Amendment No. 1 to the SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.8	12/29/2014
10.9.2	†*	Amendment No. 2 to the SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.9	12/29/2014
10.9.3	†*	Form of Unit Appreciation Right Agreement.	S-1	10.10	12/29/2014
10.10	†*	Shake Shack Inc. 2015 Incentive Award Plan.	S-8	4.4	1/30/2015
10.10.1	†*	Form of employee option agreement under the Shake Shack Inc. 2015 Incentive Award Plan.	S-1/A	10.19	1/20/2015
10.10.2	†*	Form of director option agreement under the Shake Shack Inc. 2015 Incentive Award Plan.	S-1/A	10.20	1/20/2015
10.11	†*	2015 Senior Executive Bonus Plan.	S-1	10.12	12/29/2014
10.12	†*	Employment Agreement, dated as of November 25, 2014, by and between Shake Shack Inc., SSE Holdings, LLC and Randall Garutti.	S-1	10.17	12/29/2014
10.13	†*	Employment Agreement, dated as of December 1, 2014, by and between Shake Shack Inc., SSE Holdings, LLC and Jeff Uttz.	S-1	10.18	12/29/2014
10.14	†*	Special Bonus Agreement by and between Union Square Hospitality Group, LLC and Randall Garutti, entered into on March 11, 2011.	S-1	10.14	12/29/2014
10.14.1	†*	Amendment to Special Bonus Agreement by and between Union Square Hospitality Group, LLC and Randall Garutti, entered into on March 11, 2011, effective as of July 25, 2013.	S-1	10.15	12/29/2014
10.14.2	†*	Assignment and Assumption Agreement, effective as of October 30, 2014, among Union Square Hospitality Group, LLC, Randall Garutti and SSE Holdings, LLC.	S-1	10.16	12/29/2014
10.14.3	†*	Assignment and Assumption Agreement, dated as of January 15, 2015, by and among SSE Holdings, LLC and Shake Shack Inc.	S-1/A	10.22	1/20/2015

21	*	Subsidiaries of Shake Shack Inc.	10-K	21.0	3/27/2015
23.1		Consent of Independent Registered Public Accounting Firm as to Shake Shack Inc.				#
23.2		Consent of Independent Registered Public Accounting Firm as to SSE Holdings, LLC.				#
23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	S-1/A	23.3	8/10/2015
23.4	*	Consent of eSite, Inc., dated July 17, 2015.
24.1	*	Power of Attorney.

#	Filed herewith.

*	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.